FOR IMMEDIATE RELEASE

Nordson Corporation Chairman, CEO and President Edward P. Campbell Announces Intention to Retire in Early 2010

•	Will not retire before Board’s search for successor is completed

WESTLAKE, Ohio – April 29, 2009 – The Nordson Corporation (Nasdaq: NDSN) Board of Directors today reported that Chairman, CEO and President Edward P. Campbell, 59, has announced his intention to retire in early 2010. The Board confirmed that Campbell will remain in his current role until a successor is named and in place, a process that will include internal and external candidates and is expected to take until the end of calendar year 2009. Campbell has also stated his intention to retire from the Nordson Board when the CEO transition is complete.

“Ed is to be commended for his dynamic leadership and outstanding contributions to Nordson for over two decades,” said Stephen R. Hardis, presiding director of Nordson’s Board. “It is clear that Nordson has enjoyed a remarkable period of success under Ed’s stewardship, including profitable global growth, numerous strategic acquisitions, continued product innovation, increased productivity, operational excellence and strong shareholder returns. Also noteworthy were Ed’s many initiatives to reinforce Nordson’s commitment to strengthen the communities in which the corporation has business operations. On behalf of Nordson’s Board of Directors and Nordson employees worldwide, we wish Ed and his family the very best, and we trust that his well-earned retirement will be a lengthy, healthy and fulfilling one. He will be missed personally and professionally.”

Campbell joined Nordson in 1988 as a corporate vice president. He was named chief operating officer in 1994. In November of 1997, Campbell was elected president and chief executive officer. He was also named chairman of the board in March 2004.

During Campbell’s tenure with the company, Nordson grew from $245 million in annual sales with earnings of $.78 per share in 1988 to $1.1 billion in sales with earnings of $3.43 per share in 2008. The company also continued to raise dividends paid to shareholders every year, a record that now stands at 45 consecutive years and puts Nordson in an elite group of only 16 U.S. publicly traded companies to have raised their dividend for that number of consecutive years.

Today, Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in 32 countries.

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Media Contact:
James R. Jaye, Director, Communications & Investor Relations
(440) 414-5639 jjaye@nordson.com